FOR IMMEDIATE RELEASE

Media Relations Contact	Investor Relations Contact
Timothy G. Weir, APR	Chad Monroe
Director of Public Affairs, Communications & Marketing	Director of Corporate Development
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5041 | cmonroe@accuridecorp.com

Accuride Closes Refinancing of $100 million ABL Credit Facility

•	New ABL enhances Accuride’s liquidity by more than $10 million

•	Extends maturity to April 2018 and secures lower interest rates for revolving debt

EVANSVILLE, Ind. – July 11, 2013 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the North American commercial vehicle industry, announced that it has closed on a new $100 million ABL Credit Facility with Wells Fargo Capital Finance, Lead Arranger and Administrative Agent; BMO Harris Bank, Syndication Agent; and Deutsche Bank.  The new facility, which includes a $10 million FILO tranche, replaces the Company's existing $100 million Senior Secured Credit Facility.

The new asset-based credit facility’s significant benefits to Accuride include:
•	Extending maturity to April 2018;
•	Lowering grid pricing by approximately 175 bps and unused fee by 25 bps;
•	Enhancing liquidity by approximately >$10 million through higher advance rates and FILO; and
•	Increasing financial flexibility with updated covenants.

Accuride Vice President and Chief Financial Officer Greg Risch commented: “We are very pleased with the results of our refinancing, which provide us with greater financial flexibility to operate our business through the current North American commercial vehicle industry cycle and into the future.  Our new ABL Credit Facility lowers our borrowing costs and increases liquidity, as compared to our previous facility, and supports our pursuit of strategic opportunities to grow Accuride organically, as well as through potential acquisitions and partnerships.”

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite®, Imperial™ and Brillion™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at www.AccurideCorp.com.

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